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NEWS RELEASE

CPS ANNOUNCES NEW FINANCING FACILITY AND
2009 FULL YEAR OPERATING RESULTS

IRVINE, California, April 1, 2010 (MARKETWIRE) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced that on March 25, 2010 it entered into a new $50 million financing facility.  The facility is structured similarly to an unrated term securitization transaction with an extended pre-funding period.  It allows for contribution of receivables over a period of time until $50 million in asset-backed notes have been issued or the end of 2010, whichever occurs first.  At that point, no additional notes will be issued and the notes will be repaid over the remaining life of the receivables.  Approximately $9.1 million of asset-backed notes were issued at the closing of the facility last week.

The Company also announced operating results for its fourth quarter and the full year ended December 31, 2009.  Operating results for the fourth quarter of 2009 included revenues of $46.7 million, a decrease of approximately $27.9 million, or 37.4%, compared to $74.6 million for the fourth quarter of 2008.  Total operating expenses for the fourth quarter of 2009 were $85.3 million, a decrease of $26.6 million, or 23.7%, as compared to $111.9 million for the 2008 period.

Pretax loss for the fourth quarter of 2009 was $(38.6) million compared to pretax loss of $(37.3) million in the fourth quarter of 2008.  Net loss for the fourth quarter of 2009 was $(46.4) million, or $(2.55) per diluted share, compared to net loss of $(23.4) million, or $(1.22) per diluted share, for the year-ago quarter. Net loss for the fourth quarter of 2009 includes a charge to income tax expense of $(7.8) million, or $(0.43) per diluted share, related to an addition to the valuation allowance against the deferred tax asset.

For the year ended December 31, 2009, total revenues were $223.9 million, a decrease of approximately $144.5 million, or 39.2%, compared to $368.4 million for the year ended December 31, 2008.  Total expenses for the year ended December 31, 2009 were $273.3 million, a decrease of $138.6 million, or 33.6%, as compared to $411.9 million for the year ended December 31, 2008.

Pretax loss for the year ended December 31, 2009 was $(49.4) million, compared to pretax loss of $(43.5) million for the year ended December 31, 2008.  Net loss for the year ended December 31, 2009 was $(57.2) million, or $(3.07) per diluted share, compared to net loss of $(26.1) million, or $(1.36) per diluted share, for the year ended December 31, 2008.  Net loss for 2009 includes a charge to income tax expense of $(7.8) million, or $(0.42) per diluted share, related to an addition to the valuation allowance against the deferred tax asset.

During the fourth quarter of 2009, CPS purchased $6.1 million of contracts from dealers as compared to $506,000 during the third quarter of 2009 and $7.3  million during the fourth quarter of 2008.  The Company's managed receivables totaled $1,194.7 million as of December 31, 2009, a decrease of $469.4 million, or 28.2%, from $1,664.1 million as of December 31, 2008, as follows ($ in millions):

	December 31, 2009	December 31, 2008
Owned by Consolidated Subsidiaries*	$922.7	$1,477.8
Owned by Non-Consolidated Subsidiaries	134.9	186.2
As Third Party Servicer	137.1	0.1
Total	$1,194.7	$1,664.1

* Before $82.6 million and $138.5 million of allowance for credit losses, deferred acquisition fees and repossessed vehicles for 2009 and 2008, respectively.

Annualized net charge-offs for 2009 were 11.02% of the average owned portfolio as compared to 7.74% in 2008.  Delinquencies greater than 30 days (including repossession inventory) were 8.76% of the total owned portfolio as of December 31, 2009, as compared to 8.59% as of December 31, 2008.  The increase in net charge-off and delinquency percentages vs. the year-ago period can be partly attributed to the aging of the portfolio and the significant decrease in the size of the managed portfolio as nominal new contract purchases have not replaced portfolio run-off.

“2009 was a challenging year for us as our shrinking servicing portfolio and credit losses from our legacy 2006 and 2007 vintages hurt our financial results,” said Charles E. Bradley, Jr., Chairman and Chief Executive Officer.  "We are very pleased, however, with the progress we have made in re-establishing ourselves in the auto finance marketplace.  In the fourth quarter we purchased the first meaningful amount of new contracts in close to a year.  These contracts have the highest yields and the best credit demographics we have seen in over 10 years.   And the asset performance metrics of our 2008 and 2009 vintages are significantly better than 2006 and 2007 and consistent with the 2004 and 2005 vintages.  In addition, adding $146 million to our servicing portfolio with the CompuCredit portfolio in November is a testament to our servicing abilities. "

"Our momentum has continued in 2010 as we closed a second $50 million financing facility last week, which now gives us $100 million in total capacity.  This ensures the funding necessary for us to confidently continue to increase our contract purchases.  It also contains more favorable pricing than the facility we closed last fall.  Meanwhile, the credit markets continue to improve as several sub-prime auto securitization transactions have closed in the last six months.  These developments set the stage for us to return to the term securitization market later this year or early next year."

Conference Call

CPS announced that it will hold a conference call on Monday, April 5, 2010, at 1:30 p.m. ET to discuss its quarterly operating results.  Those wishing to participate by telephone may dial-in at 973-582-2717 approximately 10 minutes prior to the scheduled time.

A replay will be available between April 5, 2010 and April 12, 2010, beginning one hour after conclusion of the call, by dialing 800-642-1687 or 706-645-9291 for international participants, with conference identification number 66728126.  A broadcast of the conference call will also be available live and for 30 days after the call via the Company’s web site at www.consumerportfolio.com and at www.streetevents.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is a specialty finance company engaged in purchasing and servicing new and used retail automobile contracts originated primarily by franchised automobile dealerships and, to a lesser extent, by select independent dealers of used automobiles in the United States. We serve as an alternative source of financing for dealers, facilitating sales to sub-prime customers, who have limited credit history, low income or past credit problems and who otherwise might not be able to obtain financing from traditional sources.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of future losses.  The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings or the effects of recent changes in bankruptcy law, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance.

Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to provision for credit losses may affect future performance.

Investor Relations Contact

Robert E. Riedl, Chief Investment Officer
949-753-6800